QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

For Immediate Release

Contact:
Matthew Shepherd
678-942-2683
mshepherd@netbank.com

NetBank, Inc. Reports $.29 EPS for Second Quarter 2003

Dividend of $.02 per Share Declared
For Shareholders of Record on July 31, 2003

ATLANTA (July 30, 2003) NetBank, Inc. (Nasdaq: NTBK), parent company of the country's first commercially successful Internet bank, NetBank® (www.netbank.com), today reported record earnings for the second quarter of 2003.

Net income totaled $14.2 million or $.29 per share during the quarter, compared to a net loss of $31.3 million or $.64 per share during the same period in 2002. Year-to-date, the company has recorded net income of $24.9 million or $.51 per share, compared to a net loss of $36.9 million or $.94 per share a year ago. (Last year's results included transaction and balance sheet restructuring charges related to the company's acquisition of Resource Bancshares Mortgage Group, Inc., which closed on March 31, 2002.)

Based on the company's continued strong financial performance during the second quarter, the board of directors approved a dividend of $.02 per share payable to shareholders of record as of July 31, 2003. The dividend will be disbursed on September 15, 2003.

Additional highlights of the quarter include:

  •
  Retail bank deposit growth of $194 million or 34% on an annualized basis;

  •
  A quarter-over-quarter increase in the bank's net interest income of $3.2 million or 39%;

  •
  Retention by the bank of $266 million in select, company-originated loans, such as adjustable rate mortgages (ARMs), jumbo mortgages and second mortgages;

  •
  Record mortgage production of $5.6 billion, representing a quarter-over-quarter increase of $1.2 billion or 29%; and

  •
  An annualized balance sheet turn of 4.0 times based on record loan and mortgage servicing rights sales into the secondary market of $4.5 billion.

Management Commentary

"It was an incredible quarter," said Douglas K. Freeman, chairman and chief executive officer. "We experienced a near-perfect economic environment for our mortgage businesses. With the low interest rate environment, mortgage production and sales were at all-time highs. We also made measurable progress in moving the bank toward meaningful, consistent profitability. The bank's net interest income rose significantly, while its interest income margin continued to trend upward."

"Cost containment played a significant part in our results," added Steven F. Herbert, chief finance executive. "Expenses at the bank were down even though we continued our rapid roll out and development of new product initiatives, such as small business banking, indirect auto lending and personal financial planning. In our mortgage operations, production was up 29% quarter-over-quarter, while expenses rose by less than 6%. Simply put, we had better leverage across our lending operations, which resulted in a record conforming mortgage pre-tax income margin of 99 basis points."

"The real success of this quarter is not the EPS number we posted," Freeman concluded. "It is how we used the favorable operating environment and increased earnings to advance our long-term business plan. We continued to make prudent investments in our bank, servicing shop and transaction processing business, which will enhance their ability to impact our bottom line going forward."

Noteworthy Transactions

Management took advantage of an opportunity during the quarter to sell securities held at the bank for a gain, which it used to fund the early payment of some of the bank's higher-rate, term advances from the Federal Home Loan Bank. The gain totaled $5.9 million, off-setting the prepayment penalty of $6.0 million on the advances. Management has executed similar transactions in prior quarters. The retirement of these advances benefits the bank by reducing its interest expense.

An impairment charge of $794,000 was also recorded on two variable, long-term bonds in the bank's investment portfolio. The bonds have traded under book value for an extended period due to widening credit spreads. Both bonds carry a Standard & Poor's "A-" rating.

The company repurchased 232,200 shares of its common stock during the quarter. The shares were bought at an average price of $11.99. Since initiating the current buyback program in August 2002, the company has repurchased 2.5 million shares. An additional 1.7 million shares are still available for repurchase under current board authorizations. The company plans to continue buying back shares in the public market or through private transactions.

Retail Bank Operations

Table 1 provides an overview of the company's retail bank operation. The bank continued to show marked financial improvement as management rebuilds the bank's balance sheet with select core assets and more strategic duration liabilities. This restructuring process began in April 2002, following the completion of the Resource Bancshares acquisition.

As mentioned earlier, the bank experienced a 39% increase in net interest income during the second quarter and a widening in its net interest income margin. Net interest income totaled $11.3 million, and the margin rose to 119 basis points (bps), representing an increase of 19 bps from the previous quarter. The company retained $266 million in company-originated ARMs, jumbo mortgages and second mortgages for the bank's investment portfolio from April through June.

  Table 1

RETAIL BANK OPERATIONS
(Dollars in thousands)

	Quarter ended 06/30/03	Quarter ended 03/31/03	Change
Net interest income	$11,254	$8,097	$3,157
Provision for credit losses	(872)	(849)	(23)

Net interest income after provision for credit losses	10,382	7,248	3,134
Gain (loss) on sale of loans	(187)	183	(370)
Service charges and fees	3,080	3,042	38

Total revenues	13,275	10,473	2,802
Total expenses	14,718	15,209	(491)

Pre-tax loss before gains on securities and debt	(1,443)	(4,736)	3,293
Gain (loss) on securities and debt	(913)	356	(1,269)

Pre-tax loss	$(2,356)	$(4,380)	$2,024

Earning assets	$3,776,594	$3,248,201	$528,393

Net interest income to earning assets	1.19%	1.00%	0.19%
Net interest income after provision to earning assets	1.10%	0.89%	0.21%
Service charges and fees to earning assets	0.33%	0.37%	(0.04)%
Expenses to earning assets	1.56%	1.87%	(0.31)%

Retail deposits rose by $194 million to $2.5 billion, representing an increase of 8% on a quarterly basis and 34% on an annualized basis. Money market account balances increased by 9% quarter-over-quarter, while checking and certificate of deposit balances remained relatively unchanged. The overall average account balance rose to $10,777, an increase of $923 or 9%.

The bank officially launched two strategic product initiatives during the quarter: indirect auto lending through its Dealer Financial Services division in April and small business banking in June. At quarter end, NetBank Dealer Financial Services had already generated $5.4 million in loans. The division operates as a financial intermediary, like the company's mortgage businesses. Its production will be sold into the capital markets. Small business banking had attracted $4.2 million in deposits as of June 30.

NetBank remains in litigation over leases originated by Commercial Money Center, Inc. (CMC) that the bank invested in previously. The lease payments are guaranteed by Illinois Union Insurance Company, an affiliate of ACE INA Group (NYSE: ACE); Safeco Insurance Company, an affiliate of Safeco (Nasdaq: SAFC); or Royal Indemnity Company, an affiliate of Royal and Sun Alliance Group (NYSE: RSA). Based on litigation expenses and the non-accrual status of the leases, the CMC issue affected the company's second quarter results by $1.7 million, pre-tax, or $.02 per share, after-tax.

During the quarter, the bank reached a settlement with the trustee in the CMC bankruptcy proceeding. The settlement resolves all issues between NetBank and the CMC bankruptcy estate over the lease payments guaranteed by Illinois Union and Safeco. The bank has not resolved the trustee's claims over the lease payments guaranteed by Royal. Although the bank and the trustee had reached an agreement previously, the trustee accepted a last-minute proposal from Royal that provided the CMC bankruptcy estate a cash payment and funding to further pursue its claims against NetBank over the Royal leases.

As previously discussed, the bank's suit against Illinois Union, Safeco and Royal has been combined in a multi district litigation (MDL) with other banks whose CMC-originated lease pools were guaranteed by these and other sureties. The case is currently in discovery. The judge has yet to rule on the banks' initial motion for judgment on the pleadings.

NetBank's claim against the sureties remains strong, and the company believes that it will ultimately prevail. The company filed a Form 8-K with the Securities Exchange Commission on June 16, 2003, which details the settlements in the bankruptcy case and their likely affect on the MDL. Interested parties should refer to this filing for additional information.

Mortgage Banking Operations

The company's combined mortgage operations continued to benefit from the low interest rate environment. Production totaled a record $5.6 billion, representing an increase from the previous quarter of $1.2 billion or 29%. Sales totaled a record $4.7 billion, an increase of $603 million or 15%. The company's locked pipeline for mortgages stood at a record $3.4 billion as of June 30, 2003. The locked pipeline was $2.2 billion on March 31, 2003.

Table 2 summarizes the results of the company's prime and conforming mortgage operations. Production totaled a record $5.1 billion, representing a quarter-over-quarter increase of $1.2 billion or 31%. Sales totaled a record $4.2 billion, an increase of $581 million or 16%. Because industry pipelines neared maximum capacity, the company enjoyed an increase in its margin on sales. The margin rose to 151 bps, an increase of 12 bps from the previous quarter. The heightened production activity also provided the company with greater leverage over its cost structure. Production expenses declined to 52 bps, a decrease of 11 bps from last quarter. The company continued to outperform the industry in its mix of purchase to refinance business. During the second quarter, purchase business comprised more than 50% of production.

  Table 2

PRIME & CONFORMING MORTGAGE PRODUCTION
(Dollars in thousands)

	Quarter ended 06/30/03		Quarter ended 03/31/03		Change
	Dollars	bps	Dollars	bps	Dollars	bps
Production	$5,093,189		$3,899,523		$1,193,666

Sales	4,244,289		3,663,154		581,135

Production revenues	$63,939	151	$50,868	139	$13,071	12
Production expenses	26,469	52	24,573	63	1,896	(11)

Pre-tax income	$37,470	99	$26,295	76	$11,175	23

Table 3 provides an overview of the company's non-conforming mortgage operation. Production totaled a record $508 million, representing an increase of $50.4 million or 11% from the previous quarter. Sales totaled a record $505 million, an increase of $22.8 million or 5%. By keeping costs in line with prior quarter's, the non-conforming operation also experienced better leverage across its cost structure. Expenses totaled 244 bps during the quarter, a decrease of 21 bps from the previous quarter. As a result, pre-tax income improved by 23 bps quarter-over-quarter.

  Table 3

NON-CONFORMING MORTGAGE PRODUCTION
(Dollars in thousands)

	Quarter ended 06/30/03		Quarter ended 03/31/03		Change
	Dollars	bps	Dollars	bps	Dollars	bps
Production	$508,341		$457,900		$50,441

Sales	505,151		482,362		22,789

Production revenues	$17,061	338	$16,197	336	$864	2
Production expenses	12,422	244	12,151	265	271	(21)

Pre-tax income	$4,639	94	$4,046	71	$593	23

Table 4 summarizes the results of the company's loan servicing operation. Servicing revenue totaled $9.7 million, representing an increase of $1.5 million or 18% from the previous quarter. The prevailing interest rate environment contributed to more significant impairment charges, net of hedge results, on a quarter-over-quarter basis. As interest rates moved downward, the company's actual and forecasted prepayment speeds were adversely affected. Impairment charges, net of hedge results, during the quarter totaled $9.3 million.

The company continued to retain the majority of the conventional loan servicing generated by its mortgage operations as part of its overall revenue diversification strategy. The servicing operation acts as a natural hedge to the mortgage production business. Net hedge losses should lessen or reverse in a rising rate environment when conforming mortgage volumes and margins will likely decline. The total servicing portfolio stood at $14.5 billion at the end of the quarter, representing an increase of $2.4 billion or 20% from last quarter. The unpaid principal balance (UPB) underlying the mortgage servicing rights totaled $9.5 billion, an increase of $1.5 billion or 18%.

  Table 4

LOAN SERVICING
(Dollars in thousands)

	Quarter ended 06/30/03	Quarter ended 03/31/03	Change
Servicing revenue	$9,737	$8,214	$1,523
Servicing expenses:
Operating expenses	7,210	6,021	1,189
Amortization	6,828	5,508	1,320

Total servicing expenses	14,038	11,529	2,509

Pre-tax servicing margin	(4,301)	(3,315)	(986)
Loss on sale of servicing rights	—	(50)	50
Impairment, net of hedge results	(9,273)	(3,006)	(6,267)

Net pre-tax loss	$(13,574)	$(6,371)	$(7,203)

Held for sale	$330,594	$391,019	$(60,425)
Available for sale	9,187,797	7,666,062	1,521,735

UPB underlying MSRs	9,518,391	8,057,081	1,461,310
Work-in-process and whole loans	2,414,096	1,591,764	822,332
NetBank whole loans	540,279	307,689	232,590
Non-conforming	183,556	221,274	(37,718)
Sold but not transferred	753,718	815,806	(62,088)
Third party subservicing	1,041,870	1,027,823	14,047

Total loans serviced	$14,451,910	$12,021,437	$2,430,473

Net pre-tax servicing margin to total loans serviced	(0.12)%	(0.11)%	(0.01)%

Transaction Processing

The company's transaction processing business contributed significantly to the company's conforming mortgage production during the quarter. The company processed $178 million in loans, which was in line with last quarter's record processing total of $181 million. Transaction processing relationships totaled 410 at the end of the quarter, representing an increase of 36 relationships since last quarter.

Supplemental Financial Data

Management has updated the quarterly financial data available on its Web site. This data provides further detail on the performance of the company's different business channels over the past four quarters. It is intended to supplement the information in this announcement and give interested parties a better understanding of the company's operations and financial trends.

The quarterly data, the company's monthly operating statistics and additional financial reports can be found under "Investor Relations" at www.netbank.com. The material is accessible through the link titled "Financial Data."

Conference Call Information

Management has scheduled a conference call to discuss the quarterly results with financial analysts, media and other interested parties. The call will be held today at 10 a.m. EDT.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Passcode:	NetBank
Toll-Free:	888-791-1856
International:	+1-773-756-4629
One-Week Replay:	1-800-337-4110

The company will audiocast the call on its Web site within the "Investor Relations" area. Individuals who cannot participate in the live call may e-mail their questions to investorrelations@netbank.com. Questions must be received before 8:30 a.m. EDT for inclusion in the discussion.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost effective delivery of services. Its major subsidiaries include NetBank® (www.netbank.com), the country's first commercially successful Internet bank; RBMG, Inc., a wholesale mortgage lender that generates residential mortgages through a nationwide network of independent brokers and correspondent lenders; Market Street Mortgage Corporation, a retail residential mortgage lender that conducts business in 39 states; Meritage Mortgage Corporation, a wholesale mortgage lender that originates non-conforming residential mortgages through a nationwide network of independent brokers; Republic Leasing Company, Inc., a wholesale originator and servicer of commercial business equipment leases; and NetInsurance, Inc. (formerly known as RBMG Insurance Services, Inc.), an online insurance agency representing some of the nation's leading insurance companies. NetBank is a Member FDIC. NetBank, RBMG®, Market Street Mortgage® and Meritage® are Equal Housing Lenders.

###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this press release about the company's effort to 1) make prudent investments to enhance the profitability of the bank, mortgage servicing operation and transaction processing business; 2) realize lower interest expense at the bank by retiring certain debt early; 3) repurchase additional shares of the company's common stock; 4) prevail in all litigation surrounding the leases originated by Commercial Money Center, Inc. (CMC); 5) make the most of the company's record locked mortgage pipeline; 6) benefit from lower or no net hedge losses in its servicing operation in a rising rate environment; or 7) accomplish another goal not specifically identified here are "forward-looking statements" involving risks and uncertainties that could cause actual results to differ materially. Risks include 1) investments in the bank, servicing operation or transaction processing business not having the desired results; 2) unforeseen increases in the bank's interest expenses due to unforeseen operational or economic conditions; 3) a decision not to repurchase shares as originally authorized; 4) the bank receiving unfavorable rulings in the CMC litigation; 5) locked mortgages not proceeding to closing; and 6) net hedge losses in the service operation not reacting to an increase in interest rates as expected. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank, Inc., see "Risk Factors" in the company's SEC filings.

NetBank, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2003 and 2002
(Unaudited and in 000's except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc	NetBank, Inc
Assets
Cash and cash equivalents:
Cash and due from banks	$8,545	$36,176	$735	$(11,220)	$34,236	$50,963
Federal funds sold	20,490	4,184	2,729	(2,729)	24,674	113,744

Total cash and cash equivalents	29,035	40,360	3,464	(13,949)	58,910	164,707
Investment securities available for sale-at fair value	347,735	12	—	—	347,747	734,045
Stock of Federal Home Loan Bank of Atlanta-at cost	50,505	—	—	—	50,505	40,595
Investment in subsidiaries	148,091	—	537,556	(685,647)	—	—
Loans held for sale	25,008	2,499,306	5,722	(2,734)	2,527,302	1,119,582
Loans and leases receivable—net of allowance for losses	1,183,478	1,209	9	—	1,184,696	1,134,871
Mortgage servicing rights	—	103,094	—	—	103,094	106,803
Accrued interest receivable	6,964	4,924	15	—	11,903	18,052
Furniture, equipment, and capitalized software	13,332	34,058	4,019	—	51,409	47,060
Goodwill and other intangibles	2,823	42,344	792	—	45,959	41,368
Due from servicers and investors	18,586	21,272	50	129	40,037	103,437
Due from intercompany	2,191,338	4,326	1,835	(2,197,499)	—	—
Other assets	18,143	60,495	10,225	—	88,863	79,903

Total assets	$4,035,038	$2,811,400	$563,687	$(2,899,700)	$4,510,425	$3,590,423

Liabilities
Deposits	$2,478,181	$—	$—	$(13,949)	$2,464,232	$1,787,683
Other borrowed funds	1,010,100	342,489	—	—	1,352,589	1,175,613
Convertible subordinated debt	—	—	26,213	—	26,213	27,007
Trust preferred securities	—	—	8,764	—	8,764	—
Accrued interest payable	9,844	386	205	—	10,435	16,615
Loans in process	—	119,870	—	—	119,870	47,836
Due to intercompany	238,898	1,952,423	6,178	(2,197,499)	—	—
Accounts payable and accrued liabilities	4,793	118,747	(14,582)	(964)	107,994	150,782

Total liabilities	3,741,816	2,533,915	26,778	(2,212,412)	4,090,097	3,205,536

Commitments and contingencies
Shareholders' equity
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—	—	—	—	—
Common stock, $.01 par (100,000,000 shares authorized, 52,761,508 and 52,480,191 shares issued, respectively)	2,564	741	844	(3,621)	528	525
Additional paid-in capital	303,541	230,291	581,174	(683,617)	431,389	425,697
Retained earnings	(24,491)	46,453	19,019	(20,571)	20,410	(23,636)
Accumulated other comprehensive income, net of tax	11,608	—	—	—	11,608	3,543
Treasury stock, at cost (4,905,710 and 2,703,053 shares, respectively)	—	—	(64,128)	20,521	(43,607)	(21,242)

Total shareholders' equity	293,222	277,485	536,909	(687,288)	420,328	384,887

Total liabilities and shareholders' equity	$4,035,038	$2,811,400	$563,687	$(2,899,700)	$4,510,425	$3,590,423

NetBank, Inc.
Consolidated Statements of Operations
For the Three Months Ended June 30, 2003 and 2002
(Unaudited and in 000's except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc	NetBank, Inc
Interest income:
Loans and leases	$14,041	$30,812	$32	$18	$44,903	$27,380
Investment securities	5,331	20	—	—	5,351	8,030
Short-term investments	87	—	—	—	87	829
Inter-company	11,314	82	360	(11,756)	—	—

Total interest income	30,773	30,914	392	(11,738)	50,341	36,239
Interest expense:
Deposits	12,534	—	—	—	12,534	14,009
Other borrowed funds	6,590	2,030	479	—	9,099	16,418
Inter-company	395	11,060	301	(11,756)	—	—

Total interest expense	19,519	13,090	780	(11,756)	21,633	30,427

Net interest income	11,254	17,824	(388)	18	28,708	5,812
Provision for credit losses	872	22	—	—	894	26,422

Net interest income after provision for credit losses	10,382	17,802	(388)	18	27,814	(20,610)
Non-interest income:
Service charges and fees	2,157	10,347	—	(52)	12,452	12,573
Gains (losses) on sales of loans and MSRs	(187)	61,095	(71)	(1,213)	59,624	29,504
Other Income	923	2,491	2	—	3,416	998
Gains (losses) on sales of securities	5,062	—	—	—	5,062	(1,772)

Total non-interest income	7,955	73,933	(69)	(1,265)	80,554	41,303
Non-interest expense:
Salaries and benefits	4,426	26,870	779	—	32,075	28,053
Customer service	2,827	—	—	—	2,827	3,535
Loan servicing	555	—	—	—	555	2,114
Marketing costs	1,202	1,025	30	—	2,257	1,718
Data processing	2,285	1,577	9	—	3,871	3,445
Depreciation and amortization	1,727	1,737	191	—	3,655	6,301
Impairment and amortization of MSRs	—	17,534	—	—	17,534	7,504
Office expenses	441	2,159	42	—	2,642	3,015
Occupancy	444	3,770	26	—	4,240	5,878
Travel and entertainment	88	964	41	—	1,093	1,028
Professional fees	440	2,552	723	—	3,715	3,056
Other	283	5,012	251	(52)	5,494	2,897
Prepayment penalties on the early extinguishment of debt	5,975	—	—	—	5,975	2,493

Total non-interest expense	20,693	63,200	2,092	(52)	85,933	71,037

Income (loss) before income taxes	(2,356)	28,535	(2,549)	(1,195)	22,435	(50,344)
Income tax (expense) benefit	1,189	(10,705)	851	443	(8,222)	19,057

Net income (loss)	$(1,167)	$17,830	$(1,698)	$(752)	$14,213	$(31,287)

Net income (loss) per common and potential common shares outstanding:
Basic					$0.30	$(0.64)
Diluted					$0.29	$(0.64)
Weighted average common and potential common shares outstanding:
Basic					47,968	49,248
Diluted					48,639	49,248

NetBank, Inc.
Consolidated Statements of Operations
For the Six Months Ended June 30, 2003 and 2002
(Unaudited and in 000's except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc	NetBank, Inc
Interest income:
Loans and leases	$26,825	$56,282	$32	$25	$83,164	$54,942
Investment securities	11,920	40	—	—	11,960	16,433
Short-term investments	214	5	—	—	219	1,642
Inter-company	19,823	82	866	(20,771)	—	—

Total interest income	58,782	56,409	898	(20,746)	95,343	73,017
Interest expense:
Deposits	24,980	—	—	—	24,980	27,783
Other borrowed funds	13,571	3,690	891	—	18,152	27,079
Inter-company	880	19,281	610	(20,771)	—	—

Total interest expense	39,431	22,971	1,501	(20,771)	43,132	54,862

Net interest income	19,351	33,438	(603)	25	52,211	18,155
Provision for credit losses	1,721	41	—	—	1,762	26,526

Net interest income after provision for credit losses	17,630	33,397	(603)	25	50,449	(8,371)
Non-interest income:
Service charges and fees	4,703	19,157	—	(82)	23,778	15,958
Gains (losses) on sales of loans and MSRs	(4)	110,752	(71)	(2,130)	108,547	35,177
Other Income	1,419	4,556	4	—	5,979	998
Gains (losses) on sales of securities	11,394	—	—	—	11,394	(1,857)

Total non-interest income	17,512	134,465	(67)	(2,212)	149,698	50,276
Non-interest expense:
Salaries and benefits	8,158	52,374	1,353	—	61,885	33,683
Customer service	5,598	—	—	—	5,598	6,773
Loan servicing	1,161	—	—	—	1,161	4,157
Marketing costs	2,672	1,613	46	—	4,331	3,285
Data processing	5,067	2,945	9	—	8,021	5,811
Depreciation and amortization	3,413	3,408	370	—	7,191	8,216
Impairment and amortization of MSRs	—	27,335	—	—	27,335	7,504
Office expenses	816	4,495	54	—	5,365	3,676
Occupancy	896	7,580	77	—	8,553	6,848
Travel and entertainment	177	1,697	71	—	1,945	1,170
Professional fees	1,118	4,598	886	—	6,602	3,496
Other	851	9,312	722	(82)	10,803	3,535
Prepayment penalties on the early extinguishment of debt	11,951	—	—	—	11,951	2,493
Acquisition & severance costs	—	—	—	—	—	10,085

Total non-interest expense	41,878	115,357	3,588	(82)	160,741	100,732

Income (loss) before income taxes	(6,736)	52,505	(4,258)	(2,105)	39,406	(58,827)
Income tax (expense) benefit	2,900	(19,697)	1,521	785	(14,491)	21,902

Net income (loss)	$(3,836)	$32,808	$(2,737)	$(1,320)	$24,915	$(36,925)

Net income (loss) per common and potential common shares outstanding:
Basic					$0.52	$(0.94)
Diluted					$0.51	$(0.94)
Weighted average common and potential common shares outstanding:
Basic					48,146	39,299
Diluted					48,700	39,299

NetBank, Inc. Consolidated
Selected Financial and Operating Data
(Unaudited and in 000's except per share data)

	Quarter Ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
Consolidated:
Net income	$14,213	$(31,287)	$24,915	$(36,925)
Total assets	$4,510,425	$3,590,423	$4,510,425	$3,590,423
Total equity	$420,328	$384,887	$420,328	$384,887
Return on average equity	13.76%	(31.67)%	12.17%	(21.19)%
Return on average assets	1.37%	(3.31)%	1.27%	(1.95)%
Book value per share	$8.78	$7.74	$8.78	$7.74
Tangible book value per share	$7.82	$6.91	$7.82	$6.91
NetBank, FSB:
Deposits	$2,466,961	$1,787,683
Customers	162,854	147,521
Average account balance	$10,777	$7,385
Capital Ratios:
Tier 1 (core) capital ratio	6.11%	6.82%
Tangible equity ratio	6.11%	6.79%
Tier 1 risk-based capital ratio	9.70%	11.63%
Total risk-based capital ratio	11.28%	12.86%
Asset quality numbers:
Non-performing loans (a)	$103,335	$106,418	$103,335	$106,418
Other real estate owned	2,433	2,663	2,433	2,663

Total non-performing assets	$105,768	$109,081	$105,768	$109,081
Allowance for credit losses (ALLL)	$41,690	$53,306	$41,690	$53,306
Net charge-offs	$(995)	$(786)	$(2,483)	$(1,735)
Asset quality ratios:
Non-performing assets / average assets	2.55%	2.88%	2.70%	2.88%
ALLL / non-performing assets	39.42%	48.87%	39.42%	48.87%
ALLL / loan and lease receivables	3.40%	4.49%	3.40%	4.49%
Net charge-offs / total assets (annualized)	0.09%	0.09%	0.11%	0.10%

Mortgage Banking:

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Production Activity:
Retail	$935,447	$507,770	$1,610,096	$1,007,428
Correspondent	2,528,184	1,292,354	4,395,939	1,292,354
Wholesale	1,451,884	588,297	2,627,735	588,297
RMS	177,674	36,218	358,942	36,218

Total agency-eligible	5,093,189	2,424,639	8,992,712	2,924,297
Non-conforming	508,341	474,554	966,241	474,554

Total	$5,601,530	$2,899,193	$9,958,953	$3,398,851

Sales Activity:
Third party sales	$4,483,795	$2,980,960	$8,415,242	$3,508,968
Sales to the retail bank	265,645	—	479,714	—

Total sales	$4,749,440	$2,980,960	$8,894,956	$3,508,968

Pipeline:
Locked mortgage loan pipeline	$3,362,424	$859,485
Mortgage application pipeline	2,954,577	1,202,652

Total Pipeline	$6,317,001	$2,062,137

UPB of loans serviced:	$14,451,910	$11,197,086

(a)
Excludes assets designated as held for sale, which are carried at the lower of cost or market; and includes $84 million related to the portfolio of Commercial Money Center leases

QuickLinks

NetBank, Inc. Reports $.29 EPS for Second Quarter 2003